Exhibit (d)(43)(i)

AMENDMENT #3 TO ASSET ALLOCATION

MANAGEMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of April 17, 2012 to the Asset Allocation Management Agreement dated April 1, 2005 as previously amended (the “Agreement”), by and between Morningstar Associates, LLC, a Delaware limited liability company with its principal offices at 22 West Washington, Chicago, Illinois, 60602 (“Manager”) and Transamerica Asset Management, Inc., a Florida corporation (“TAM”), investment adviser for Transamerica Funds, a Delaware statutory trust of the series type registered under the Investment Company Act of 1940 as an open-end management investment company. In consideration of the mutual covenants contained herein, the parties agree as follows:

Any references to Transamerica Multi-Manager Alternative Strategies Portfolio are hereby deleted effective April 17, 2012.

In all other respects, the Asset Allocation Management Agreement dated as of April 1, 2005 as amended, is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Morningstar Associates, LLC		Transamerica Asset Management, Inc.

Signature:	/s/ Peng Chen	Signature:	/s/ Christopher A. Staples
Name:	Peng Chen	Name:	Christopher A. Staples
Title:	President	Title:	Senior Vice President